MONTHLY REPORT - JANUARY 2008

                          Providence Select Fund, LP
              The net asset value of a unit as of January 31, 2008
                   was $ 920.08, up 1.9% from $ 902.94 per unit
                               as of December 31, 2007.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                              Current Period      Year to Date
Net Asset Value (3693.388 units)at           $  3,334,924.08      3,334,924.08
   December 31, 2007
Addition of 66.523 units on January 1,             60,067.08         60,067.08
   2008
Redemption of 0.000 units on January 31,                0.00              0.00
   2008
Net Income (Loss)                                  64,417.76         64,417.76
                                               -------------     -------------
Ending Net Asset Value (3,759.911 units)     $  3,459,408.92      3,459,408.92
   on January 31, 2008                         =============     =============
Net Asset Value per Unit at                  $        920.08
January 31, 2008


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $  54,476.61      54,476.61

      Change in unrealized gain (loss) on open        88,553.81      88,553.81
         contracts

   Interest income                                     7,481.35       7,481.35
                                                  -------------    -----------
Total: Income                                        150,511.77     150,511.77
Expenses:
   Brokerage commissions                              16,555.93      16,555.93

   Operating expenses                                 24,196.00      24,196.00

   Incentive fee                                      27,348.56      27,348.56

   Management fee                                      8,961.01       8,961.01
   Continuing service fee                              9,032.51       9,032.51
   Organizational & offering expenses                      0.00           0.00
                                                  -------------    -----------
Total: Expenses                                       86,094.01      86,094.01
                                                   ============    ===========
Net Income (Loss) - January 2008                  $   64,417.76      64,417.76

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP